NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 12, 2022, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 30, 2022 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between PBF Logistics LP and PBF Energy Inc. became effective on November 30, 2022. Each common unit representing limited partner interests of PBF Logistics LP was exchanged for USD 9.25 in cash and 0.270 of a share of Class A Common Stock of PBF Energy Inc., subject to the 19.9% Cap Adjustment Mechanism. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before market open on December 01, 2022.